Exhibit 3.51

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CORAM, INC.

Coram, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is Coram, Inc. The Corporation was incorporated under the name “Coram Holdings, Inc.” The original Certificate of Incorporation (as amended, the “Certificate of Incorporation”) of the Corporation was filed with the Secretary of State of the State of Delaware on March 13, 1995.

2. This Fourth Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and by the sole stockholder of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of Delaware.

3. This Fourth Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation, as heretofore amended and supplemented.

4. The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME OF CORPORATION

The name of the Corporation (the “Corporation”) is Coram, Inc.

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington 19808, County of New Castle, and the name of its registered agent at that address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the organization is to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

AUTHORIZED CAPITAL STOCK

The Corporation shall be authorized to issue one class of stock to be designated Common Stock; the total number of shares which the Corporation shall have authority to issue is 1,000, and each such share shall have a par value of $0.01.

ARTICLE V

BOARD POWER REGARDING BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

ARTICLE VI

ELECTION OF DIRECTORS

Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VII

LIABILITY

                A director of the Corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or the limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE VIII

CORPORATE POWER

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Fourth Amended and Restated Certificate of Incorporation to be duly executed this July 1, 2010.

By:	/s/ Michael E. Dell
Name:	Michael E. Dell
Title:	Vice President, Associate General Counsel and Secretary

[Coram, Inc.]

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